CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment No. 50, Amendment No. 51, to the Registration Statement on Form N-1A of Tidal ETF Trust and to the use of our report dated January 29, 2021 on the financial statements and financial highlights of SP Funds S&P 500 Sharia Industry Exclusions ETF and SP Funds Dow Jones Global Sukuk ETF, each a series of Tidal ETF Trust. Such financial statements and financial highlights appear in the 2020 Annual Report to Shareholders, which is incorporated by reference into the Statement of Additional Information.

/s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania
March 30, 2021